FLEETCOR TECHNOLOGIES, INC.

AMENDED AND RESTATED

BYLAWS

ARTICLE 1 -STOCKHOLDERS
Section 1.    Annual Meeting.
An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.
Section 2.    Special Meetings.
(a)    General. Special meetings of the stockholders, other than those required by statute, may only be called by a majority of the whole Board of Directors or, by the Secretary of the Corporation (the “Secretary”) upon the written request of stockholders as provided in Section 2(b) of Article I hereof, in each case to transact only such business as is specified in the notice of the meeting or authorized by a majority of the whole Board of Directors to be brought before the meeting. Stockholders may cause business to be specified in the notice of meeting only as and to the extent provided in Section 2(b) of Article I hereof. The Board of Directors may postpone or reschedule any previously scheduled special meeting.
(b)    Stockholder-Requested Special Meetings. A special meeting of stockholders shall be called by the Secretary upon the written request of stockholders of record holding Net Long Shares as of the date of such request that constitute not less than 25% of the Corporation’s outstanding common stock (as defined below) (the “Requisite Percentage”):
(i)    Net Long Shares. For purposes of determining the Requisite Percentage, “Net Long Shares” shall be the shares of the Corporation’s outstanding common stock owned of record that were continuously held throughout the one year prior to and including the date of the Special Meeting Request reduced by such shares, in whole or in part, that at any time within the one year prior to and including the date of the Special Meeting Request (directly or indirectly): (A) did not have the right to vote or direct the vote of such share, (B) did not have any of the economic consequences of ownership of such share, or (C) had Derivative Positions (as defined below), Hedging Transactions (as defined below) or a similar structure. Whether shares constitute “Net Long Shares” shall be decided in good faith by the Board of Directors.
(ii)    Special Meeting Requests. In order for a special meeting requested by one or more stockholders of record (a “Stockholder-Requested Special Meeting”) to be called by the Secretary, a written request that the Secretary call a Stockholder-Requested

Special Meeting pursuant to this Section 2(b) of Article I (a “Special Meeting Request”) must be delivered in proper form to the Secretary at the principal executive offices of the Corporation by stockholders of record of the Corporation who hold, in the aggregate, the Requisite Percentage on the date the Special Meeting Request was made. In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (A) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (B) has been dated and delivered to the Secretary within 60 days of the earliest dated of such other Special Meeting Requests. The Secretary shall inform the Requesting Persons of the reasonably estimated cost of preparing and delivering the notice of the meeting (including the Corporation’s proxy materials). The Secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents and information required by paragraph (ii) of this Section 2(b), the Secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.
(iii)    Required Information. To be in proper form for purposes of this Section 2(b) of Article I, a Special Meeting Request shall set forth:
(A) as to each Requesting Person and each purpose of the special meeting, (I) the information required to be provided by a stockholder proposing business at an annual meeting pursuant to Section 4(a)(iii) of Article I hereof, except that for purposes of this Section 2(b)(ii) the term “Requesting Person” shall be substituted for the term “stockholder” and “Stockholder-Requested Special Meeting” shall be substituted for the term “annual meeting” in all places that such terms appear in Section 4(a)(iii) and (II) a representation that the aggregate shares represented as Net Long Shares satisfy the requirements of Section 2(b)(i) and the Company shall be entitled to request and promptly receive from each Requesting Person all documentation reasonably requested to verify such representation;
(B) if directors are proposed to be elected at the Stockholder-Requested Special Meeting, the information required by Section 4(b)(iii) of Article I hereof; and
(C) an agreement by the Requesting Person(s) to notify the Secretary immediately in the case of any disposition by the Requesting Person prior to the record date for the Stockholder-Requested Special Meeting of shares of the Corporation’s common stock and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent such disposition causes the Requisite Percentage to not be reached.
(iv)    Requesting Person. For purposes of this Section 2(b), the term “Requesting Person” shall mean (A) the stockholder of record making the Special

Meeting Request, (B) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (C) any affiliate or associate of such stockholder of record or beneficial owner.
(v)    Updating Information in Special Meeting Request. A Requesting Person must update and supplement such Special Meeting Request, if necessary, so that the information provided or required to be provided in such Special Meeting Request pursuant to this Bylaw 2(b) is true and correct as of the record date for notice of the meeting and as of the date that is ten days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to the Secretary at the principal executive offices of the Corporation, as promptly as practicable, but not later than eight days prior to such meeting.
(vi)    Record Date. The record date for the Stockholder-Requested Special Meeting will be set by the Board of Directors pursuant to the procedures set forth in Section 3 of Article V hereof. Notwithstanding anything in this Section 2(b) of Article I to the contrary, no record date shall be fixed if the Board of Directors determines that the demand or demands that would otherwise be submitted following such record date could not comply with the requirements set forth in Section 2(b)(viii) of Article I.
(vii)    Request Revocation. Any Requesting Person may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if following such revocation the unrevoked valid Special Meeting Request represents in the aggregate less than the Requisite Percentage there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percentage shall have been delivered to the Secretary is referred to herein as the “Request Receipt Date.”
(viii)    Invalid Requests. A Special Meeting Request shall not be valid if:
(A)    the Special Meeting Request does not comply with the requirements of this Section 2(b) of Article I;
(B)    the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;
(C)    the Request Receipt Date is during the period commencing 90 calendar days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;
(D)    the purpose specified in the Special Meeting Request is not the election of directors and an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders held within the 12 months prior to the Request Receipt Date;

(E)    a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within 90 calendar days after the Request Receipt Date; or
(F)    the information set forth in the Special Meeting Request fails to be true and complete on the record date of the meeting and as of the date that is ten days prior to the meeting or any recess, adjournment or postponement thereof.
(ix)    Date and Time of Meeting. A Stockholder-Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Stockholder-Requested Special Meeting shall be called for a date not more than 120 calendar days after the Request Receipt Date.
(x)    No Right to Have Matter Included in Corporation Proxy Materials. No Requesting Person will be entitled to have any matter proposed to be presented at a Stockholder-Requested Meeting in any proxy statement or form of proxy that the Corporation may use in connection therewith solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 2(b) of Article I.
(c)    Limitation on Business to be Transacted. Business transacted at any Stockholder-Requested Special Meeting shall be limited to (A) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percentage of record holders and (B) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. The presiding officer of any such meeting will, if the facts warrant, determine that a proposal or nomination was not made in accordance with the procedures prescribed by Section 2 of this Article I, and if the presiding officer should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. If none of the Requesting Persons who submitted the Special Meeting Request appears to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been solicited, obtained or delivered.
Section 3.    Notice of Meetings.
Notice of the place, date, and time of all meetings of the stockholders, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law) or the Corporation’s Amended and Restated Certificate of Incorporation, as amended and in effect from time to time (the “Certificate of Incorporation”).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, date, and time of the adjourned meeting shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law or the Certificate of Incorporation, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Section 4.    Introduction of Business at Meetings
(a)    Business at Annual Meetings of Stockholders.
(i)    Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and is governed exclusively by Section 4(b) and Section 11 of Article I of these Amended and Restated Bylaws (the “Bylaws”)) shall be conducted at an annual meeting of the stockholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this Section 4(a) of Article I and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 4(a) of Article I. For the avoidance of doubt, the foregoing clause (C) of this Section 4(a)(i) of Article I shall be the exclusive means for a stockholder to propose such business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act Exchange Act) before an annual meeting of stockholders.
(ii)    For business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and is governed exclusively by Section 4(b) and Section 11 of Article I of these Bylaws) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in Section 4(a)(iii) of Article I to the Secretary and such business must otherwise be appropriate for stockholder action under the provisions of the Delaware General Corporation Law. To be timely, a stockholder’s notice for such business must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the Public Announcement (as defined in Section 4(f) of Article I below) of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment, deferral or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(iii)    To be in proper written form, a stockholder’s notice to the Secretary shall set forth as to each matter of business the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, the residence name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person (as defined in Section 4(f) of Article I below) covered by clauses (C), (D), (F) and (G) below, (C) an affirmative representation as to the class and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person with respect to the Corporation’s securities, a description of and affirmative representation as to any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (D) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, any Stockholder Associated Person or such other person or entity in such business, (E) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (F) any other information related to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder and (G) a representation as to whether such stockholder or any Stockholder Associated Person intends to solicit, directly or indirectly, a proxy from holders of at least the percentage of the Corporation’s outstanding shares required to approve the proposal or otherwise to solicit proxies from stockholders in support of the proposal. In addition, any stockholder who submits a notice pursuant to this Section 4(a) of Article I is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 4(d) of Article I.
(iv)    Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and is governed exclusively by Section 4(b) and Section 11 of Article I of these Bylaws) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 4(a) of Article I. At an annual meeting, the chairman of the meeting shall determine, if the facts warrant, that business was not properly brought before the meeting and in accordance with the provisions prescribed by these Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.
(b)    Nominations at Annual Meetings of Stockholders.
(i)    Only persons who are nominated in accordance and compliance with the procedures set forth in this Section 4(b) or Section 11 of Article I of these Bylaws shall be eligible for election to the Board of Directors at an annual meeting of stockholders.
(ii)    Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors, (B) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this Section 4(b)(ii) of Article I and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 4(b)(ii) of Article I, or (C) by any stockholder of the Corporation pursuant to Section 11 of Article I of these Bylaws. For nominations to be properly brought by a stockholder at an annual meeting of stockholders pursuant to this Section 4(b) of Article I, the stockholder must have given timely notice thereof in proper written form as described in Section 4(b)(iii) of Article I to the Secretary. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors pursuant to this Section 4(b) must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such stockholder’s notice must be delivered by the later of (Y) the tenth day following the day of the Public Announcement of the date of the annual meeting or (Z) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment, deferral or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(iii)    To be in proper written form, a stockholder’s notice for the nomination of persons for election to the Board of Directors shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director of the Corporation, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are directly or indirectly owned beneficially or of record by the person, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving if elected); and (B) as to the stockholder giving the notice (1) the name and address of such stockholder, as they appear on the Corporation’s books, the residence name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person covered by clauses (2), (3), (5) and (6) below, (2) the class and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person with respect to the Corporation’s securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (3) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (5) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (6) a representation as to whether such stockholder or any Stockholder Associated Person intends to solicit, directly or indirectly, a proxy from the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies from stockholders in support of the nomination. In addition, any stockholder who submits a notice pursuant to this Section 4(b) of Article I is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 4(d) of Article I. At an annual meeting, the chairman of the meeting shall determine, if the facts warrant, that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective nomination shall be disregarded.

(iv)    Notwithstanding anything in the third sentence of Section 4(b)(ii) of Article I of these Bylaws to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 4(b)(ii) of Article I of these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such Public Announcement is first made by the Corporation.
(c)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of a special meeting called pursuant to and in accordance with Section 2 of Article I hereof. Only persons who are nominated in accordance and compliance with the procedures set forth in this Section 4(c) of Article I shall be eligible for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting only (i) by or at the direction of the Board of Directors or (ii) provided that directors are to be elected at a special meeting called pursuant to and accordance with Section 2 of Article I hereof, by any stockholder of the Corporation who (A) was a stockholder of record at the time of giving of notice provided for in this Section 4(c) of Article I and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures provided for in this Section 4(c) of Article I. For the avoidance of doubt, subject to Section 2 of Article I hereof, the foregoing clause (ii) of this Section 4(c) of Article I shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. For nominations to be properly brought by a stockholder at a special meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in this Section 4(c) of Article I to the Secretary. To be timely, subject to Section 2 of Article I hereof, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which a Public Announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, deferral or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice shall set forth all of the information required by, and otherwise be in compliance with, Section 4(b)(iii) of Article I of these Bylaws. In addition, any stockholder who submits a notice pursuant to this Section 4(c) of Article I is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 4(d) of Article I. At a special meeting, the chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a proposal or nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective proposal or nomination shall be disregarded.
(d)    Update and Supplement of Stockholder’s Notice. Any stockholder who submits a notice of proposal for business or nomination for election pursuant to this Section 4 of Article I is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct in all material respects as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof).
(e)    Requirements of Exchange Act. In addition to the foregoing provisions of this Section 4 of Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act, or the rules and regulations promulgated thereunder, are not intended to and shall not limit the requirements of these Bylaws applicable to proposals as to any other business to be considered pursuant to these Bylaws regardless of the stockholder’s intent to utilize Rule 14a-8 promulgated under the Exchange Act. Nothing in this Section 4 of Article I shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for herein or by law or the Certificate of Incorporation.
(f)    Definitions. For purposes of this Section 4 of Article I of these Bylaws, the term:
(i)    “Derivative Positions” means, with respect to a stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation;

(ii)    “Hedging Transaction” means, with respect to a stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities;
(iii)    “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and
(iv)    “Stockholder Associated Person” of any stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person.
Section 5.    Quorum.
At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law, the Certificate of Incorporation or by the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.
If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the voting power present in person or by proxy may adjourn the meeting to another place, date, or time.
Section 6.    Organization.
Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary of the Corporation shall act as the secretary of the meeting; provided that in the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.
Section 7.    Conduct of Business.

The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the power to adjourn the meeting to another place, date and time, and shall have the right and authority to prescribe such rules, regulations and procedures, which need not be in writing, and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting and to maintain order and safety. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) rules and procedures governing speeches and debate, including, without limitation, procedures for access to microphones and limitations on time allotted to questions or comments by participants; and (vi) restrictions on dissemination of solicitation materials and use of audio or visual recording devices at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 8.    Proxies and Voting.
At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
The chairman of the meeting of stockholders shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
The Board of Directors or Chairman of the Board of Directors may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Unless otherwise required by law or the Certificate of Incorporation, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.
Except as otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, all matters (other than the election of directors, which is governed by Section 1 of Article II) shall be determined by a majority of the votes cast affirmatively or negatively.
Section 9.    Action without a Meeting. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.
Section 10.    Stock List.
The Secretary shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting in the manner provided by law.
A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.
Section 11.    Proxy Access.
(a)    Inclusion of Stockholder Nominee in Corporation’s Proxy Materials. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 11 of Article I, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board of Directors (or any duly authorized committee thereof), the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than twenty five (25) stockholders (counting as one stockholder, for this purpose, any two (2) or more funds under common management and sharing a common investment adviser) that satisfies the requirements of this Section 11 of Article I (the “Eligible Stockholder”) and that expressly elects at the time of providing the notice required by this Section 11 of Article I to have such nominee included in the Corporation’s proxy materials pursuant to this Section 11 of Article I. For purposes of this Section 11 of Article I, the “Required Information” that the Corporation will include in its proxy statement is (i) the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined in Section 11(g) hereof). Subject to the provisions of this Section 11 of Article I, the name of any Stockholder Nominee included in the Corporation’s proxy statement for an annual meeting of stockholders shall also be set forth on the form of proxy distributed by the Corporation in connection with such annual meeting. For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder or Stockholder Nominee. This Section 11 of Article I provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.
(b)    Notice of Proxy Access Nomination. In addition to any other applicable requirements, for a Stockholder Nominee to be eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 11 of Article I, the Eligible Stockholder must give timely notice of such nomination (the “Notice of Proxy Access Nomination”) in proper written form to the Secretary of the Corporation. To be timely, the Notice of Proxy Access Nomination must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than 120 or more than 150 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials with respect to the preceding year’s annual meeting; provided, however, that, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the Eligible Stockholder must be so received not later than the close of business on the later of (i) the 135th day before such annual meeting or (ii) the 10th day following the day on which Public Announcement (as defined in Section 4(f) of Article I) of the date of such meeting is first made by the Corporation. In no event shall any adjournment, deferral or postponement of an annual meeting or the Public Announcement thereof commence a new time period for the giving of an Eligible Stockholder’s Notice of Proxy Access Nomination pursuant to this Section 11 of Article I.
(c)    Permitted Number of Stockholder Nominees. The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders (the “Permitted Number”) shall be the greater of (i) two (2) or (ii) twenty-five percent (25%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 11 of Article I (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty-five percent (25%); provided, however, that the Permitted Number for any particular annual meeting shall be reduced by:
(i)    the number of individuals nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 11 of Article I whose nominations are subsequently withdrawn,

(ii)    the number of individuals nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 11 of Article I whom the Board of Directors decides to nominate for election to the Board of Directors,
(iii)    the number of nominees recommended by the Board of Directors who will be included in the Corporation’s proxy materials pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such stockholder or group of stockholders),
(iv)    the number of directors serving on the Board of Directors as of the Final Proxy Access Nomination Date who were previously included in the Corporation’s proxy materials as a Stockholder Nominee (including any individual counted as a Stockholder Nominee pursuant to the preceding clause (ii)) during the prior two stockholder meetings at which directors were elected, and
(v)    the number of individuals for whom the Secretary of the Corporation shall have received one or more valid stockholder’s notices (whether or not subsequently withdrawn) relating to the nomination of such individuals for election to the Board of Directors pursuant to Section 4(b) of Article I.
In the event that one or more vacancies occurs on the Board of Directors for any reason after the Final Proxy Access Nomination Date but on or before the date of the annual meeting and the Board of Directors resolves to reduce the number of directors on the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors on the Board of Directors as so reduced. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 11 of Article I shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 11 of Article I exceeds the Permitted Number. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 11 of Article I exceeds the Permitted Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 11 of Article I from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 11 of Article I from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 11 of Article I from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(d)    Eligible Stockholder Requirements. In order to make a nomination pursuant to this Section 11 of Article I, an Eligible Stockholder must have owned (as defined below) at least three percent (3%) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for at least three (3) years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation in accordance with this Section 11 of Article I and the record date for the determination of stockholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. For purposes of this Section 11 of Article I, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate, but not including any hedging across a broad multi-industry investment portfolio solely with respect to currency risk, interest-rate risk or, using a broad index-based hedge, equity risk. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares before the record date for the meeting and includes in its Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares promptly upon being notified that any of its Shareholder Nominees will be included in the Corporation’s proxy materials and prior to the record date for the meeting, and (B) will continue to hold such shares through the date of the annual meeting or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 11 of Article I, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(e)    Proper Form of Proxy Access Nomination. To be in proper written form for purposes of this Section 11 of Article I, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i)    a written statement by the Eligible Stockholder certifying as to the number of shares it owns and has owned (as defined in Section 11(d) hereof) continuously during the Minimum Holding Period;
(ii)    one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) days prior to the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide to the Secretary of the Corporation (A) within ten (10) days after the record date for the determination of stockholders entitled to vote at the annual meeting, one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;
(iii)    a copy of the Schedule 14N that has been or is concurrently being filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;
(iv)    the information and consent that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 4(b) of Article I of these Bylaws, together with the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director, if elected;
(v)    a representation that the Eligible Stockholder (A) will continue to hold the Required Shares through the date of the annual meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 11 of Article I, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any person as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, and (G) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi)    an undertaking that the Eligible Stockholder agrees to (A) assume all liability resulting from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or relating to the information that the Eligible Stockholder provided to the Corporation and indemnify and hold harmless the Corporation and each of its directors, officers and employees individually from and against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees relating to any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or relating to the information that the Eligible Stockholder provided to the Corporation, or arising out of any activity by the Eligible Stockholder in connection with any such nomination and (B) file with the Securities and Exchange Commission any solicitation or other communication with the stockholders of the Corporation relating to the meeting at which its Stockholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;
(vii)    in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 11 of Article I (including withdrawal of the nomination);
(viii)    in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder in which two or more funds under common management and sharing a common investment adviser are counted as one stockholder for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and share a common investment adviser;
(ix)    information as necessary to permit the Board of Directors to determine that the Stockholder Nominee is independent under the applicable listing standards, any applicable rules of the Securities and Exchange Commission, the Corporate Governance Guidelines of the Corporation and any publicly disclosed standards used by the Board of Directors (“Independence Standards”) to determine and disclose the independence of the Corporation’s directors;
(x)    a written representation and agreement, in the form provided by the Secretary of the Corporation, that the Stockholder Nominee will comply, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Corporation’s Corporate Governance Guidelines, corporate policies, corporate directives, and policies and guidelines regarding conflicts of interest, confidentiality, stock ownership and trading, any other codes of conduct, codes of ethics, policies and guidelines of the Corporation or any rules, regulations and listing standards, in each case as applicable to the Corporation’s directors;
(xi)    a written representation and agreement that the Stockholder Nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (2) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, in each case, unless the terms of such agreement, arrangement or understanding has been disclosed to the Corporation or (3) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
(xii)    a description of all agreements, arrangements or understandings between the Eligible Stockholder and each Stockholder Nominee and any other person or persons, including the Stockholder Nominee, such beneficial owners and control persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Stockholder or that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the Eligible Stockholder making the nomination and any beneficial owner or control person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant;
(xiii)    any information as may be requested in a written questionnaire provided by the Secretary of the Corporation upon written request, with such completed questionnaire signed by the Stockholder Nominee; and
(xiv)    an irrevocable letter of resignation signed by the Stockholder Nominee providing that such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (1) the information provided to the Corporation with respect to such Stockholder Nominee pursuant to this Section 11(e) of Article I was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (2) such Stockholder Nominee, or the Eligible Stockholder who nominated such Stockholder Nominee, failed to comply with any obligation owed to the Corporation or breached any representation made under or pursuant to these Bylaws.
(f)    Additional Information. In addition to the information required pursuant to Section 11(e) of Article I or any other provision of these Bylaws, the Corporation may require (i) any proposed Stockholder Nominee to furnish any other information (x) that may reasonably be required by the Corporation to determine that the Stockholder Nominee would be independent under the Independence Standards, (y) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (z) that may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation and (ii) the Eligible Stockholder to furnish any other information that may reasonably be required by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period.
(g)    Supporting Statement. The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed five hundred (500) words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”) for inclusion in the Corporation’s proxy materials for the annual meeting. Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 11 of Article I, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.
(h)    Update and Supplement of Proxy Access Nomination. In the event any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information to the Corporation pursuant to this Section 11 of Article I shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the determination of stockholders entitled to vote at the annual meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than ten (10) days after the record date for the determination of stockholders entitled to vote at the annual meeting.
(i)    Exclusion. Notwithstanding anything to the contrary contained in this Section 11 of Article I, the Corporation shall not be required to include, pursuant to this Section 11 of Article I, a Stockholder Nominee in its proxy materials, or, if the proxy statement has already been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote have been received by the Corporation: (i) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any person as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (ii) who would not be an independent director under the Independence Standards, (iii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation, (iv) who is or has been, within the three (3) years preceding the date on which the Notice of Proxy Access Nomination is delivered, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the ten (10) years preceding the date on which the Notice of Proxy Access Nomination is delivered, (vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (vii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided any information to the Corporation or its stockholders in respect of the nomination that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, (viii) if such Stockholder Nominee or the applicable Eligible Stockholder otherwise breaches or fails to comply with any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations under this Section 11 of Article I, or (ix) if the Eligible Stockholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Required Shares through the date of the annual meeting.
(j)    Breach. Notwithstanding anything to the contrary set forth herein, if (i) a Stockholder Nominee or the applicable Eligible Stockholder breaches or fails to comply with any of its or their obligations, agreements or representations under this Section 11 of Article I or (ii) a Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 11 of Article I or dies or otherwise becomes ineligible or unavailable for election at the annual meeting, (x) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (y) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder, and (z) the Board of Directors or the chairperson of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 11 of Article I, such nomination shall be declared invalid and disregarded as provided in clause (z) above.
(k)    Nominating Stockholder Undertakings. Whenever the Eligible Stockholder consists of a group of stockholders (including two or more funds under common management and sharing a common investment adviser), (i) each provision in this Section 11 of Article I that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required

Shares” definition) and (ii) a breach of, or failure to comply with, any obligation, agreement or representation under this Section 11 of Article I by any member of such group shall be deemed a breach by the Eligible Stockholder. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting.
(l)    Loss of Eligibility by a Stockholder Nominee. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 11 of Article I for the next two (2) annual meetings of stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 4(b).
(m)    Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 11 of Article I and Section 4(b) and to make any and all determinations necessary or advisable to apply such sections to any persons, facts or circumstances, including, without limitation, the power to determine (i) whether a person or group of persons qualifies as an Eligible Stockholder; (ii) whether outstanding shares of the Corporation’s common stock are “owned” for the purposes of meeting the ownership requirements of this Section 11 of Article I; (iii) whether a Notice of Proxy Access Nomination complies with the requirements of this Section 11 of Article I; (iv) whether a person satisfies the qualifications and requirements imposed by this Section 11 of Article I to be a Stockholder Nominee; (v) whether the inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards; and (vi) whether any and all requirements of Section 4(b) and this Section 11 of Article I have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.
ARTICLE 2 -- BOARD OF DIRECTORS
Section 1.    Number, Election and Term of Directors.
(a)    Number, Term of Directors. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Directors shall be elected to succeed those directors whose terms then expire at the annual meeting of stockholders by such stockholders as have the right to vote on such election.
(b)    Non-contested Elections. Except as otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, and subject to Section 1(c) of this Article II, at any meeting of stockholders held to elect directors where the number of nominees for director is equal to the number of directors to be elected at such meeting (a “Non-contested Election”), a nominee for director shall be elected to the Board of Directors if the number of votes cast for his or her election is greater than the number of votes cast against his or her election. In any Non-contested Election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election shall immediately tender his or her resignation, and the Board of Directors shall decide, through a process managed by the Board committee responsible for director nominations and excluding the nominee in question, whether to accept the resignation at such committee’s next regularly scheduled meeting.
(c)    Contested Elections. At any meeting of stockholders held to elect directors, if the number of nominees for director, including nominations made by one or more stockholders pursuant to Section 4(b) or Section 11 of Article I, exceeds the number of directors to be elected at such meeting (a “Contested Election”), a nominee for director shall be elected to the Board of Directors if a plurality of the votes cast are in favor of such nominee’s election.
Section 2.    Chairman of the Board of Directors and Vice-Chairman of the Board of Directors.
The Board of Directors may appoint from its members a Chairman of the Board of Directors and a Vice-Chairman of the Board of Directors. If the Board of Directors appoints a Chairman of the Board of Directors, he or she shall preside at all meetings of the Board of Directors and shall perform such duties and possess such powers as are designated by the Board of Directors. If the Board of Directors appoints a Vice-Chairman of the Board of Directors, he or she shall, in the absence or disability of the Chairman of the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board of Directors and shall perform such other duties and possess such other powers as may from time to time be designated by the Board of Directors.
Section 3.    Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law, the Certificate of Incorporation or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum (and not by stockholders) or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
Section 4.    Regular Meetings.
Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.    Special Meetings.
Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the Board of Directors and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purpose of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 6.    Quorum.
At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
Section 7.    Participation in Meetings By Conference Telephone.
Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
Section 8.    Conduct of Business.
At any meeting of the Board of Directors at which a quorum is present, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or by law or the Certificate of Incorporation. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 9.    Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the

Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.
Section 10.    Resignation
Any director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.
ARTICLE 3 -- COMMITTEES
Section 1.    Committees of the Board of Directors.
The Board of Directors may from time to time designate one or more committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers (to the extent authorized by Section 141(c)(2) of the Delaware General Corporation Law), to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.
Section 2.    Conduct of Business.
Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of Section 141(c)(2) of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine or as provided herein, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. If the time and place of a committee meeting is announced at a prior committee meeting at which all members are present, no further notice of the time and place of the committee meeting shall be required; otherwise, notice of such committee meeting shall be provided in the same manner as with respect to meetings of the Board of Directors. A majority of the members of any committee shall constitute a quorum and all matters shall be determined by a majority vote of the members present. Unless otherwise provided in the Certificate of Incorporation or the resolutions of the Board of Directors designating the committee, each committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all the powers and authority of the committee. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE 4 -- OFFICERS
Section 1.    Generally.
The officers of the Corporation shall consist of a President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and such other officers with such other titles as the Board of Directors may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors, in its discretion, may also elect a Chairman of the Board of Directors (who must be a director) who may, if so determined by the Board of Directors, serve as an officer of the Corporation.
The President, Chief Executive Officer and Chief Financial Officer shall be elected from time to time by the Board of Directors. The Board of Directors may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including the Secretary and Treasurer) and such agents as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or by the Chief Executive Officer, as the case may be. A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation or removal may be filled by the Chief Executive Officer.
Any officer may be removed at any time, with or without cause, by the Board of Directors, and those officers that the Chief Executive Officer has the authority to appoint may be removed at any time, with or without cause, by the Chief Executive Officer. Except as otherwise provided herein or by law or the Certificate of Incorporation, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing such officer, or until his or her earlier death, resignation or removal. No officer need be a stockholder. Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors.
Section 2.    President; Chief Executive Officer
Unless the Board of Directors has designated another person as the Chief Executive Officer, the President shall be the Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall exercise the powers and authority and perform all of the duties commonly incident to such office and shall perform such other duties as the Board of Directors shall specify from time to time. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, or shall be required to be signed or executed otherwise by law or the Certificate of Incorporation. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.
Section 3.    Chief Financial Officer.
The Chief Financial Officer shall assist the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs. The Chief Financial Officer will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
Section 4.    Vice Presidents.
Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 5.    Treasurer and Assistant Treasurer.
The Treasurer shall perform such duties and shall have such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to maintain the financial records of the Corporation, make such distribution of the funds of the Corporation as are authorized and render from time to time an account of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.
Section 6.    Secretary and Assistance Secretaries.
The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to attend all meetings of stockholders and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
Section 7.    Delegation of Authority.
The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
Section 8.    Action with Respect to Securities of Other Corporations.
Unless otherwise provided by resolution adopted by the Board of Directors, the Chief Executive Officer or any Vice President, or any attorney or attorneys or agent or agents of the Corporation appointed by any of them, shall have the power, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities or interests in any other corporation or entity, any of whose stock or other securities or interests may be held by the Corporation, at meetings of the holders of the stock or other securities or interests, of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.
ARTICLE 5 -- STOCK
Section 1.    Certificates of Stock.
The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both, as determined by the Board of Directors. To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of the Corporation by (a) the Chairman of the Board of Directors or Vice-Chairman of the Board of Directors, or a President (if one shall exist) or any Vice President of the Corporation, and (b) the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 2.    Transfers of Stock.
Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor. Except as may be otherwise required herein or by law or the Certificate of Incorporation, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
Section 3.    Record Date.
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 of Article V at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 4.    Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, a new certificate or uncertificated (book-entry) shares may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.
Section 5.    Regulations.
The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.
ARTICLE 6 -- NOTICES
Section 1.    Notices.
If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.
Section 2.    Waivers.
A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.
ARTICLE 7 -- MISCELLANEOUS
Section 1.    Facsimile Signatures.
In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.
Section 2.    Reliance upon Books, Reports and Records.
Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 3.    Fiscal Year.
The fiscal year of the Corporation shall be as fixed by the Board of Directors.
Section 4.    Time Periods.
In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
Section 5.    Severability
Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
Section 6.    Pronouns
All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons or persons so designated may require.
ARTICLE 8 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 1.    Right to Indemnification.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while serving as a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
Section 2.    Right to Advancement of Expenses.
In addition to the right to indemnification conferred in Section 1 of Article VIII, an indemnitee shall also have the right to be paid by the Corporation on an as-incurred basis the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an unsecured undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. All advances hereunder shall be interest free and shall be made without regard to indemnitee’s financial ability to repay any amounts advanced.
Section 3.    Right of Indemnitee to Bring Suit.
If a claim under Section 1 or 2 of Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 4.    Non-Exclusivity of Rights.
The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.
Section 5.    Insurance.
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
Section 6.    Indemnification of Employees and Agents of the Corporation.
The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 7.    Nature of Rights.
The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE 9 -- AMENDMENTS
These bylaws may be adopted, amended, repealed, altered or rescinded only as provided in Article TENTH of the Certificate of Incorporation.